CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 21, 2017, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended May 31, 2017 of AMG Managers Cadence Emerging Companies Fund and AMG Managers Cadence Mid Cap Fund, two of the series constituting AMG Funds III, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, Disclosure of Portfolio Holdings”, “Financial Statements”, and “Independent Registered Public Accounting Firm” and in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 28, 2017